Exhibit 99.1

321 SOUTH BOSTON SUITE 1000, TULSA, OK 74103

PRESS RELEASE FOR IMMEDIATE ISSUANCE

MIDSTATES PETROLEUM ANNOUNCES CEO AND

DIRECTOR SUCCESSION PLAN

TULSA, Okla. — (Business Wire) — March 9, 2015 - Midstates Petroleum Company, Inc. (“Midstates” or the “Company”) (NYSE: MPO) announced that Frederic (Jake) F. Brace will be joining the Company as a member of the Board of Directors (the “Board”) and an employee effective today.  In addition, the Company announced that Dr. Peter J. Hill has resigned from the Board effective today and will resign from his current position as interim President and Chief Executive Officer immediately following the filing of the Company’s annual report on Form 10-K. The Company intends to appoint Mr. Brace as interim President and Chief Executive Officer upon the effectiveness of Dr. Hill’s resignation. Dr. Hill will remain with the Company in a consulting role following Mr. Brace’s appointment.  The Board has retained Korn Ferry, a leading global executive search firm, to assist the Company with the recruitment of a permanent Chief Executive Officer.

The Company also announced that the Board elected Alan J. Carr to the Board effective today.  Further, Board members Mary P. Ricciardello, Loren M. Leiker and Robert M. Tichio have indicated that they intend to resign prior to the end of the month. In conjunction and concurrently with these Board resignations, the Board also intends to elect Bruce Stover and Robert Ogle to the Board.

Thomas Knudson, Chairman and Lead Director of the Board, commented, “On behalf of the Board, I would like to thank Dr. Hill and the other directors who are anticipated to be stepping down, for the dedication, commitment and contribution each has made to the Company.  Dr. Hill has served the Company well, and I would like to commend him on his service. I would also like to extend a warm welcome to Messrs. Brace and Carr, and the others soon joining the Board, whose valuable experience will help the Company address its current challenges and lead to sustained and long-term success. The Board looks forward to a smooth transition in connection with these planned management changes and maintains its commitment to the long-term future of the Company.”

Mr. Brace, age 57, has over twenty years of experience in business management and board representations.  He is currently Chairman and Chief Executive Officer of Beaucastel LLC and Sangfroid Advisors Ltd. Previously, Mr. Brace worked for Niko Resources, Ltd., an oil and gas company, from August 2013 to December 2014 serving first as Senior Advisor and then as President of the company.  From 1988 to 2008, Mr. Brace worked at the UAL Corporation (now United Continental Holdings, Inc.), the parent company of United Airlines, Inc. and Continental

Airlines, Inc., where he served as Executive Vice President and Chief Financial Officer of UAL Corporation and United Airlines, Inc. from 2002 to 2008. Mr. Brace is a member of the board of directors of Anixter International and Standard Register.  He has also served on the board of numerous public and private companies.  He received his BS in Industrial Engineering from the University of Michigan in 1980 and his MBA with a specialization in finance from the University of Chicago Graduate School of Business in 1982.

Alan Carr, age 45, is an investment professional with 20 years of experience working from the principal and advisor side on complex, process-intensive financial situations. Mr. Carr is the founder of Drivetrain Advisors, a fiduciary services firm that supports the investment community in legally- and process-intensive investments as a representative, director, or trustee.  Prior to founding Drivetrain Advisors in 2013, Mr. Carr was a Managing Director at Strategic Value Partners, LLC (“Strategic Value Partners”), where he led financial restructurings for companies in North America and Europe, working in both the US and Europe over 9 years.   Prior to joining Strategic Value Partners, Mr. Carr was a corporate attorney at Skadden, Arps, Slate, Meagher & Flom.  Mr. Carr currently serves on the board of directors of Tanker Investments Ltd. and Brookfield DTLA Fund Office Trust Investor Inc.  Mr. Carr currently does and has previously served on boards of a variety of companies in North America, Europe and Asia. He received his B.A. in Economics and Sociology from Brandeis University in 1992 and his J.D. from Tulane Law School in 1995.

Bruce Stover, age 66, has over 40 years of experience in the oil and gas industry and has an extensive background in mergers and acquisitions as well as global operations and business development. Mr. Stover has served on the board of directors of the Bristow Group, Inc. since 2009 and as Chairman of the Compensation Committee of such board since 2012. Prior to joining the board of Bristow Group, Inc., he was a founding member of the management team of Endeavor International Corporation, where he served as Executive Vice President, Operations and Business Development, from 2003 to 2010. Before serving at Endeavor International Corporation, Mr. Stover was Senior Vice President, Worldwide Business Development for Anadarko Petroleum Corporation responsible for evaluating and securing domestic and international business opportunities. While there, Mr. Stover also served as President and General Manager of Anadarko Petroleum Corporation’s Algerian subsidiary. He began his career as an engineer with Amoco Production Company.

Robert Ogle, age 65, has been a certified public accountant for over 35 years with experience in the upstream and downstream oil and gas industries, retail, airline and service industries, representing debtors, creditors, investors and governmental agencies. Mr. Ogle is currently a Senior Advisor with The Claro Group. Prior to joining The Claro Group, he was a founder and Chief Financial Officer for Ute Energy LLC from 2005 to 2009. Before serving there, Mr. Ogle was the Director of Corporate Recovery Services at Huron Consulting and prior to joining Huron Consulting was a Corporate Recovery Services Partner at Arthur Andersen, where he started their corporate recovery services practice in Houston. While at Arthur Andersen, Mr. Ogle provided services to Link Energy, Continental Airlines, Delta Airlines, United Airlines, Edge Petroleum Corporation, Orion Refinery, Entergy and many others. Mr. Ogle co-founded the Houston Chapter of the Turnaround Management Association.

Other Information

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act.  They are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques in oil and liquids-rich basins in the onshore U.S. Midstates’ drilling and completion efforts are currently focused in the Mississippian Lime oil play in Oklahoma and Anadarko Basin in Texas and Oklahoma.  The Company’s operations also include the upper Gulf Coast tertiary trend in central Louisiana.  Additional information about the Company is available at www.midstatespetroleum.com.

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Source: Midstates Petroleum Company, Inc.

Contact:

Chris Delange, (713) 595-9411

chris.delange@midstatespetroleum.com

or

Al Petrie, (713) 595-9427

Al.Petrie@midstatespetroleum.com